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                                                                    Exhibit (m)

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

                          FOR INVESTMENT CLASS SHARES
                                      OF
                               ICM SERIES TRUST

                       ICM/ISABELLE SMALL-CAP VALUE FUND

WHEREAS, ICM Series Trust (the "Trust") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, the ICM/Isabelle Small-Cap Fund (the "Fund"), a fund of the Trust, desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act with respect to Investment Class Shares of the Fund ("Shares"), and the Board of Trustees has determined that there is a reasonable likelihood that adoption of the Plan of Distribution will benefit the Fund and its shareholders; and

WHEREAS, the Fund and Forum Fund Services, LLC, or any future distributor of the Fund pursuant to a distribution agreement with the Trust, (the "Distributor"), have entered into a separate Distribution Agreement pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of Shares of the Fund.

NOW, THEREFORE, the Fund hereby adopts the terms of this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act with respect to the
Shares:

1. In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to the Distribution Agreement, the Fund will pay to the Distributor as distribution payments (the "Payments") in connection with the distribution of the Shares an aggregate amount at a rate of up to 0.25% per year of the average daily net assets of the Investment Class. Such payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. The Trust's obligation hereunder shall be limited to the assets of the Investment Class and shall not constitute an obligation of the Trust except out of such assets and shall not constitute an obligation of any shareholder of the Trust.

2. It is understood that the Payments made by the Trust under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Shares. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, and subject to any differing determination that may subsequently be made by the Board after reviewing relevant facts and applicable regulations, the following activities are hereby declared to be primarily intended to result in the sale of Shares: advertising or promoting the Fund or the Fund's investment adviser's mutual fund activities; compensating underwriters, dealers, brokers, banks

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and other selling entities (including the Distributor) and sales and marketing personnel of any of them for sales of Shares, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel (including the Fund's investment adviser and its personnel and its transfer agent and its personnel) or any of them for providing services to holders of Shares relating to their investment in the Fund, including assistance in connection with inquiries relating to such shareholders' accounts; the production and dissemination of prospectuses (including statements of additional information) of the Fund, and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the financing of any activity for which Payment is authorized by the Board. Notwithstanding the foregoing, this Plan does not require the Distributor to perform any specific type or level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

3. The Fund is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Fund intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the Act.

4. Each agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board ("Board Approval") and by a majority of the Trustees ("Disinterested Trustee Approval") who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any such agreement, by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

5. The officers, investment adviser or Distributor of the Fund, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

6. To the extent any activity is covered by Section 2 and is also an activity which the Fund may pay for on behalf of the Fund without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict the Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

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7. This Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the outstanding Shares of the Fund. This Plan may continue in effect for longer than one year after its approval only as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval, cast in person at a meeting called for the purpose of voting on this Plan.

8. This Plan may be terminated at any time by a vote of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreement hereunder, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the outstanding Shares of the Fund.

9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons of the Fund shall be committed to the discretion of the Trustees who are not such interested persons.

10. As used in this Plan, the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission ("SEC") thereunder and the term "vote of a majority of the outstanding Shares" of the Fund shall mean the lesser of 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to exemptions as may be granted by the SEC.

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